Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in the Registration Statement of Atlantic International Corp. on Form S-1 of our report dated April 16, 2024 with respect to our audits of the financial statements of Lyneer Investments, LLC as of December 31, 2023 and 2022, and for the years ended December 31, 2023 and 2022, which includes an explanatory paragraph as to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement. ..

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RBSM LLP

Las Vegas, Nevada

July 2, 2024